STAAR SURGICAL REPORTS SOLID FIRST QUARTER PROGRESS

Total Sales Grow 20% Year-Over-Year
U.S. Visian ICL Sales Increase Year-Over-Year
Cost Reduction Efforts Show Continued Results
Company Ends the Quarter with $10.5 Million in Cash

MONROVIA, CA, May 6, 2008 — STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported good progress during its first quarter ended March 28, 2008.

Recent Highlights

Corporate Highlights
- - -	Total sales grew 20% year-over-year to $17,960,000 Total international sales growth of 37% year-over-year to $13,436,000 Cost reduction programs focused on U.S. operations generated results

- Strong management of cash resources continued: $10,522,000 on hand as of March 28 versus $10,895,000 as of December 28, 2007

Visian ICL Highlights
- - -	Global Visian ICL sales increased by 18% International ICL sales growth of 23% Approval from China’s SFDA to market the Toric ICL and Hyperopic ICL

- U.S. Visian ICL sales increased nine percent year-over-year with even stronger growth to start Q2

- - -	Introduced new Visian ICL Growth Program™ Increased consumer media coverage in key markets Traffic on www.visianinfo.com more than doubled in March and April compared to 2007

-	Media focus on complications of the LASIK refractive surgery
IOL Highlights
- -	Global cataract sales increased by 22% Strategic roadmap developed to return U.S. IOL product line to profitability

- Obtained New Technology Intraocular Lens (NTIOL) approval from the Centers for Medicare and Medical Services (CMS) for Afinity Collamer® Aspheric Three-Piece IOL

- Submitted NTIOL application to CMS for STAAR Collamer Aspheric Single Piece IOL which can be injected through a 2.2 mm incision with the recently introduced nanoPOINT™ delivery system.

STAAR Japan Highlights

- Sales for the quarter were $2.8 million which is on track to exceed $12 million for the year.

- Business transferred from exclusive distributor to direct distribution without losing a customer.

- -	End user pricing maintained which is the platform for gross margin improvement. Costs are under control and on budget.

“During the quarter, we made meaningful progress towards executing our strategy and improving our financial performance,” said Barry G. Caldwell, President and CEO of STAAR Surgical. “The first quarter financials include the purchase accounting expenses, which are not recurring expenses and if excluded would show the positive trends of the base business. We have decreased operating expenses in the U.S. and finished the quarter with $10.5 million in cash. The integration of STAAR Japan is well in hand; we generated year-over-year U.S. sales growth for the Visian ICL and have seen the growth momentum increase since ASCRS. At the same time, we continued to drive international sales growth.”

Financial Highlights for the First Quarter Ended March 28, 2008

Total product sales were $17,960,000 which is the highest level of quarterly sales in the over 25 year history of the Company. These sales, compared with $14,917,000 reported for the first quarter of 2007, represent a 20% increase. The increase in sales was led by strong international product sales, which grew 37% during the quarter and included $2,811,000 in sales from STAAR Japan. The impact of changes in currency on sales for the quarter was $1,137,000. Total U.S. sales for the first quarter were $4,524,000, down 11% compared with $5,094,000 in the same period last year. U.S. ICL sales were $1,100,000, up 9.3% as compared with $1,007,000 in the comparable period of 2007.

Gross profit margin was 43.2% compared with 48.9% in the first quarter of 2007. The decrease in margin was primarily due to the low margin associated with the step-up of inventory on the books of STAAR Japan in accounting for the acquisition, which impacted cost of sales by approximately $1.5 million during the quarter. Stepped-up inventory was sold during the quarter and the company expects STAAR Japan to realize gross margin that improves the Company’s overall gross margin beginning in the second quarter.

General and Administrative Expenses were $4,441,000, which represents a 24% increase over the first quarter of 2007 of $3,583,000. The increase is due to incremental costs of STAAR Japan of $1,437,000 and increased legal expense in the U.S., partially offset by non-recurrence of the expenses of the Domilens investigation in Q1 2007.

Marketing and selling expenses were $6,467,000, which represents a 22% increase over the first quarter of 2007 of $5,302,000. International marketing and selling expenses increased 60% due to incremental costs of STAAR Japan of $875,000, increased marketing and selling costs to drive continued sales growth internationally, and the effect of exchange. U.S. marketing and selling expenses decreased 14% as compared to the first quarter of 2007 due to decreased commissions and promotional activities partially offset by increased salaries of the recently created direct sales force. U.S. marketing and selling expenses decreased 24% compared to the fourth quarter of 2007.

Research and development expenses were $1.7 million which respresents a 7% increase compared to the first quarter of 2007. The increase is due to incremental costs of STAAR Japan of $173,000, partially offset by a 5% decrease in spending in the U.S.

Included in selling, general, and administrative expenses for the three months ended March 28, 2008, was a non-cash settlement loss of approximately $3.9 million associated with the Company’s acquisition of STAAR Japan. Prior to the acquisition, Canon Marketing Japan, Inc. had an exclusive right to distribute STAAR Japan’s products in Japan on terms that were deemed unfavorable to STAAR Japan and to STAAR when compared to the terms of a comparable at-market distribution arrangement. The $3.9 million loss represents the portion of the purchase price allocated under the accounting rules to the settlement of the unfavorable pre-existing distribution arrangement.

Net loss was $8.9 million or $0.30 per common share, compared with $3.5 million or $0.14 per common share in the first quarter of 2007 and $4.3 million or $0.15 per common share in the fourth quarter of 2007. Of the $8.9 million, $6.0 million resulted from the net loss recorded by STAAR Japan for the quarter, which included $3.9 million in settlement costs and $1.5 million in charges to cost of goods that were recorded as a result of the acquisition.

At March 28, 2008, cash and cash equivalents were $10.5 million compared with $10.9 million at December 28, 2007. During the first quarter of 2008, the Company used approximately $3.4 million in cash for operating activities compared with $2.7 million used during each of the first and fourth quarters of 2007. Approximately $2.5 million of the total cash used in operating activities in the first quarter of 2008 was used by STAAR Japan in assuming distribution from Canon Marketing and for payments on inventory purchased from Canon Marketing.

Cash provided by investing activities was approximately $2.5 million for the first quarter of 2008 and consisted of $2.7 million in net cash acquired in the STAAR Japan acquisition partially offset by $234,000 in purchases of property, plant, and equipment. Cash used in financing activities of $152,000 was the result of payments made on lease lines of credit. Exchange rate changes had a $608,000 favorable effect on cash.

U.S IOL Profitability Strategy

“We have recently developed a new strategic roadmap designed to return the U.S. IOL product line to profitability,” added Mr. Caldwell. “The strategy is to rationalize our current IOL product offering by focusing on products that command premium pricing in the market. We have already received NTIOL designation for our Affinity Collamer Aspheric IOL from CMS, which allows for additional reimbursement per lens when provided to a Medicare patient in an ambulatory surgical center. Most recently, we submitted a new NTIOL application for our STAAR Collamer Aspheric Single Piece IOL which can be injected with our new nanoPOINT delivery system through a 2.2 mm incision. Our next steps include pursuing additional NTIOL submissions as well as clear regulatory pathways for the Collamer Toric IOL and the preloaded silicone IOL offerings. This rationalization will allow us to offer four IOL products in the premium pricing segment. As a result, our goal is to achieve profitability for our rationalized IOL product line offering early next year,” Mr. Caldwell concluded.

Conference Call
The Company will host a conference call and webcast on Tuesday, May 6, 2008 at 5:00 p.m. Eastern Time to discuss the Company’s first quarter and current corporate developments. The dial-in number for the conference call is 866-250-3615 for domestic participants and 303-262-2004 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will be available for seven days. This replay can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11113294#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the Visian ICL, a tiny, flexible lens implanted to correct refractive errors, as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. Manufactured in Switzerland by STAAR, the ICL is approved by the FDA for use in treating myopia, has received CE Marking and is sold in more than 40 countries. Collamer® is the brand name for STAAR’s proprietary collagen copolymer lens material. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL, TICL or other products in the U.S., China or other international markets, prospects for returning U.S. IOL product line to profitability, any statements regarding future performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, the challenge of fully integrating STAAR Japan into our business and managing our other foreign subsidiaries, the need to realize product development goals to improve profitability of our U.S. IOL product line, our ability to address FDA concerns over the clinical study for the Toric ICL and to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, the effect of a possible U.S. recession on elective procedures such as refractive surgery, and the potential effect of recent negative publicity about LASIK on the demand for refractive surgery in general in the U.S. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

CONTACT:	Investors EVC Group Douglas Sherk, 415-896-6820 Matthew Selinger, 415-896-6817	Media EVC Group Steve DiMattia 646-201-5445

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)
Unaudited

	Three Months Ended
	March 28,	March 30,
	2008	2007
Sales	$17,960	$14,917
Cost of goods sold	10,205	7,622

Gross profit	7,755	7,295

General and administrative	4,441	3,583
Marketing and selling	6,467	5,302
Research and development	1,718	1,610
Loss on settlement of pre- existing distribution arrangement	3,850	—

Total selling, general and administrative expenses:	16,476	10,495

Operating loss	(8,721)	(3,200)

Other income (expense), net	39	(52)

Loss before income taxes	(8,682)	(3,252)
Income tax provision	258	269

Net loss	$(8,940)	$(3,521)

Basic and diluted loss per share	$(0.30)	$(0.14)

Weighted average shares outstanding	29,488	25,652

STAAR Surgical Company
Global Sales
(in 000’s)
Unaudited

	Three Months Ended		% Change
	March 28,	March 28,
Geographic Sales	2008	2008
United States	$4,524	$5,094	-11.2%
Germany	6,440	6,045	6.5%
Japan	2,952	75	N/A
Other	4,044	3,703	9.2%
Total Sales	$17,960	$14,917	20.4%

Product Sales
Cataract
IOLs	$7,948	$6,174	28.7%
Other Cataract	5,464	4,850	12.7%

Total Cataract	13,412	11,024	21.7%

Refractive
ICL/TICL	4,279	3,642	17.5%
Other Refractive	96	78	23.1%

Total Refractive	4,375	3,720	17.6%

Glaucoma	173	173	0.0%
Total Sales	$17,960	$14,917	20.4%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)
Unaudited

	March 28,	December 28,
	2008	2007
Cash, cash equivalents, and short-term investments – restricted	$10,639	$11,045
Accounts receivable, net	9,229	6,898
Inventories	15,870	12,741
Prepaids, deposits, and other current assets	2,754	1,610
Total current assets	38,492	32,294

Property, plant, and equipment, net	6,916	5,772
Intangible assets, net	8,544	3,959
Goodwill, net	7,534	7,534
Advance payment for acquisition of Canon Staar	—	4,000
Other assets	1,053	620

Total assets	$62,539	$54,179

Accounts payable	$8,973	$4,823
Deferred income taxes — current	102	102
Other current liabilities	6,999	6,363

Total current liabilities	16,074	11,288

Notes payable — long-term, net of discount	4,225	4,166
Deferred income taxes — long-term	3,071	570
Other long-term liabilities	2,721	1,930

Total liabilities	26,091	17,954

Series A convertible preferred stock	6,756	—
Stockholders’ equity — net	29,692	36,225

Total liabilities, convertible preferred stock and equity	$62,539	$54,179

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000’s)
Unaudited

	Three Months Ended
	March 28,	March 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(8,940)	$(3,521)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	802	466
Amortization of intangibles	250	120
Amortization of discount	59	—
Fair value adjustment of warrant	(24)	—
Loss on disposal of property and equipment	75	53
Equity in operations of joint venture	—	(12)
Stock-based compensation expense	438	395
Loss on settlement of distribution arrangement	3,850	—
Other	51	107
Changes in working capital:
Accounts receivable	(1,442)	(571)
Inventories	1,984	474
Prepaids, deposits and other current assets	(828)	(1,166)
Accounts payable	284	13
Other current liabilities	71	916
Net cash used in operating activities	(3,370)	(2,726)

Cash flows from investing activities:
Cash acquired in acquisition of Canon Staar,
net of acquisition costs	2,743	—
Acquisition of property, plant and equipment	(234)	(164)
Proceeds from sale of short-term investments -
restricted	33	—
Net change in other assets	(1)	2
Net cash provided by (used in) investing
activities	2,541	(162)

Cash flows from financing activities:
Borrowings under notes payable	—	4,000
Borrowings under lines of credit	940	—
Repayments of lines of credit	(940)	(32)
Repayment of capital lease lines of credit	(152)	(13)
Proceeds from the exercise of stock options	—	211
Net cash (used in) provided by financing
activities	(152)	4,166

Effect of exchange rate changes on cash and cash equivalents	608	62

(Decrease) increase in cash and cash equivalents	(373)	1,340
Cash and cash equivalents, at beginning of the period	10,895	7,758
Cash and cash equivalents, at end of the period	$10,522	$9,098